Exhibit 5.2

March 7, 2012

Millar Western Forest Products Ltd.

16640 – 111 Avenue

Edmonton, Alberta, Canada T5M 2S5

- and -

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Toronto-Dominion Centre

77 King Street West, Suite 3100, P.O. Box 226

Toronto, Ontario, Canada M5K 1J3

Ladies and Gentlemen:

RE: Millar Western Forest Products Ltd.

We are acting as counsel to Millar Western Forest Products Ltd., an Alberta corporation (the “Company”), in connection with the preparation of the registration statement on Form F-4 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the exchange offer, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), by the Company of US$210,000,000 aggregate principal amount of its 8.5% Senior Notes due 2021, which are to be registered under the Securities Act (the “Exchange Notes”) in exchange for its outstanding 8.5% Senior Notes due 2021 issued on April 7, 2011 pursuant to the exchange and registration rights agreement among the Company, Goldman, Sachs & Co., HSBC Securities (USA) Inc. and KKR Capital Markets LLC (the “Registration Rights Agreement”). The Exchange Notes are to be issued under an indenture, dated as of April 7, 2011 (the “Indenture”) among the Company, BNY Trust Company of Canada and the Bank of New York Mellon. Any defined term used and not defined herein has the meaning given to it in the Registration Statement.

We have examined the Registration Statement and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We are solicitors qualified to carry on the practice of law in the Province of Alberta and our opinions herein are restricted to the laws of the Province of Alberta and the federal laws of Canada applicable therein (together, “Alberta Law”).

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is a valid and subsisting corporation under the laws of the Province of Alberta.

2.	The Company has all corporate power and authority necessary to execute, deliver and perform its obligations under the Indenture, the Registration Rights Agreement and the Exchange Notes.

3.	The execution, delivery and performance of the Indenture, the Registration Rights Agreement and the Exchange Notes have been duly authorized by all necessary corporate action and do not violate the Company’s articles of incorporation (or any other constituent documents) and by-laws or Alberta Law.

4.	The Registration Rights Agreement has been duly authorized by the Company and (to the extent execution and delivery are governed by Alberta Law) executed and delivered by the Company.

5.	The Indenture has been duly authorized by the Company and (to the extent execution and delivery are governed by Alberta Law) executed and delivered by the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the headings “Enforceability of Judgments” and “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Fraser Milner Casgrain LLP

Fraser Milner Casgrain LLP